Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ICONIX BRAND GROUP, INC.

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Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

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THE UNDERSIGNED, being a duly authorized officer of Iconix Brand Group, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:       That the Certificate of Incorporation of the Corporation has been amended by inserting a new second paragraph into Article FOURTH as it now exists, reading as follows:

“Reverse Stock Split. In accordance with Section 242 of the General Corporation Law of the State of Delaware, upon the effectiveness (the “Effective Time”) of the certificate of amendment filed by the Corporation with the State of Delaware on or prior to March 14, 2019 (the “Certificate of Amendment”), each ten (10) shares of the Corporation’s common stock, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “reverse stock split”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to the reverse stock split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split.”

SECOND: That this Certificate of Amendment shall be effective as of 12:01 a.m. EST on March 14, 2019.

THIRD: That this Certificate of Amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 13th day of March, 2019.

/s/ Kyle Harmon
Name:	Kyle C. Harmon
Title:	Vice President